Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Mickey Walsh	904-357-9162

LignoTech Florida Joint Venture Gains Approval
JACKSONVILLE, Fla., December 9, 2016 - Borregaard ASA (BRG) and Rayonier Advanced Materials Inc. (NYSE: RYAM) announced today the companies have secured the necessary approvals from their Boards of Directors and the appropriate permits to proceed with the investment for construction of a new lignin facility at RYAM’s Fernandina Beach site in Florida. The venture, named LignoTech Florida (LTF), will serve the growing global demand for natural lignin-based products.
Lignin, a natural component of wood, is a co-product of RYAM’s sulphite cellulose manufacturing process. The new operation will process the lignin into value-added products that provide environmentally-friendly alternatives to fossil fuel-based products used globally in construction, agriculture and other industrial applications.
The plant is expected to be constructed at a cost of $135 million over two phases of the project. Phase one, which will deliver a lignin capacity of 100,000 metric tons, is estimated to cost $110 million. An estimated incremental $25 million will be required in phase two to increase the total capacity to 150,000 metric tons. Construction for the project is expected to begin shortly with operations beginning approximately 18 months after the commencement of construction.
LTF received unwavering support from local city, county and state officials during the evaluation phase of the process. The economic and logistical support provided by local and state governments helped to bring this investment into the community and is expected to create more than 50 new high-paying jobs. A study commissioned by Nassau County determined the facility will produce an annual economic impact on the region of more than $28 million.
LTF will be owned 55 percent by BRG and 45 percent by RYAM. BRG will provide its market leading technical knowledge and global sales distribution network, while RYAM will supply the raw material, site services and other support. The parties expect to finance about half of the $110 million investment for phase one. Financing will reduce the capital required by BRG and RYAM pro rata based on their ownership levels. Investment returns for the project are expected to exceed a mid-teens return hurdle for the investors.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. The Company’s facilities have the capacity to produce approximately 485,000 tons of cellulose specialties for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.
About Borregaard ASA
Borregaard operates the world’s most advanced biorefinery. By using natural, sustainable raw materials, Borregaard produces advanced and environmentally friendly biochemicals, biomaterials and bioethanol that replace oil-based products. The Borregaard Group has 1050 employees in 16 countries and had revenues in 2015 of approximately $500 million. The lignin business constitutes close to 50% of the Group’s turnover with plants in 7 countries.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ or LignoTech Florida’s future or expected events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
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CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com